Exhibit 99.1

For Immediate Release

Kura Sushi USA Announces Pricing of

Public Offering of Common Stock

Irvine, CA. April 11, 2023 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”) (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that it has priced its previously announced underwritten public offering of 1,100,000 shares of its Class A common stock at a public offering price of $54.00 per share, for expected proceeds of approximately $56.4 million, net of the underwriters’ discount. All shares of Class A common stock are being offered by the Company. As part of the offering, the Company also granted the underwriters a 30-day option to purchase up to an additional 165,000 shares of its Class A common stock. If the underwriters exercise their over-allotment option to purchase additional shares in full, the expected proceeds of the offering, net of the underwriters' discount, would be approximately $64.9 million. The offering is expected to close on April 13, 2023, subject to customary closing conditions.

Kura Sushi intends to use the net proceeds from the offering for general corporate purposes, including capital expenditures, working capital, and other business purposes.

Citigroup, William Blair & Company, L.L.C. and Barclays Capital Inc. are acting as lead book-running managers for the offering. Stephens Inc. is acting as book-running manager for the offering. Craig-Hallum Capital Group LLC and Roth Capital Partners are acting as co-managers for this offering.

The offering is being made pursuant to an effective shelf registration statement including a base prospectus that has been filed with the Securities and Exchange Commission (the “SEC”) and declared effective and is available on the SEC website. A preliminary prospectus supplement and the accompanying base prospectus related to the offering have been filed with the SEC and are available on the SEC website. Copies of these documents may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 by telephone at 1-800-831-9146; William Blair & Company, L.L.C., Attn: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at 1-800-621-0687 or by email at: prospectus@williamblair.com; Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at 1-888-603-5847 or by email at: barclaysprospectus@broadridge.com; or Stephens Inc., Attention: Prospectus Department, 111 Center Street, Little Rock, AR 72201, by telephone at 1-800-643-9691 or by email at: prospectus@stephens.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 45 locations across 14 states and Washington, D.C. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 500 restaurants and 40 years of brand history. For more information, please visit www.kurasushi.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “target,” “may,” “might,” “will,” “objective,”

“intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include but are not limited to: risks related to the COVID-19 outbreak; our ability to successfully resume and maintain increases in our comparable restaurant sales; our ability to successfully execute our growth strategy and open new restaurants that are profitable; our ability to expand in existing and new markets; our projected growth in the number of our restaurants; macroeconomic conditions and other economic factors, including rising interest rates, the possibility of a recession and instability in financial markets; our ability to compete with many other restaurants; our reliance on vendors, suppliers and distributors, including our parent company Kura Sushi, Inc.; concerns regarding food safety and foodborne illness; changes in consumer preferences and the level of acceptance of our restaurant concept in new markets; minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs; the failure of our automated equipment or information technology systems or the breach of our network security; the loss of key members of our management team; the impact of governmental laws and regulations; volatility in the price of our common stock; and other risks and uncertainties as described in our filings with the SEC. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s other filings with the SEC. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

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Investor Relations Contact:

Jeff Priester

(657) 333-4010

investor@kurausa.com